Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

April 25, 2013

CFO Commentary on First Quarter 2013 Financial Results and 2013 Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Thursday, April 25, 2013 at 5:00 p.m. EDT to review its first quarter results and 2013 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until April 25, 2014.

Summary

Net sales increased 5 percent to a first-quarter record $348.3 million compared with net sales of $333.1 million for the first quarter of 2012, with moderate growth in three of our four regions. Gross margin contracted approximately 40 basis points, while selling, general & administrative (SG&A) expenses declined $1.7 million, or 1 percent (including first quarter 2013 restructuring charges of approximately $2.4 million and first quarter 2012 restructuring charges of approximately $4.0 million). First quarter 2013 operating income totaled $12.7 million, compared to first quarter 2012 operating income of $5.4 million. First quarter net income totaled $10.1 million, or $0.29 per diluted share, including restructuring charges of approximately $2.0 million, or $0.06 per diluted share, net of tax, compared with first quarter 2012 net income of $3.9 million, or $0.11 per diluted share, which included restructuring charges of $2.8 million, or $0.08 per diluted share, net of tax.

First Quarter Financial Results

All comparisons are between first quarter 2013 and first quarter 2012, unless otherwise noted.

Net Sales:

Late winter weather helped drive demand for outerwear and cold-weather footwear, aiding the liquidation of additional Fall 2012 inventory, primarily through the company’s direct-to-consumer channels. In addition, a timing shift in shipments of independent distributors’ Spring 2013 advance orders had a favorable impact on first quarter 2013 net sales. Changes in foreign currency exchange rates negatively affected consolidated first quarter sales comparisons by less than one percent.

Regions: Growth in three of four regions

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U.S. net sales grew $7.5 million, or 4 percent, to $200.5 million, driven by increased direct-to-consumer net sales, partially offset by lower U.S. wholesale net sales. The company operated 63 U.S. retail stores during the first quarter of 2013 compared with 51 during the same period in 2012.

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Net sales in the Latin America and Asia Pacific (LAAP) region increased $6.3 million, or 8 percent, to $83.1 million, including a 5 percentage point negative effect from changes in currency exchange rates. Net sales to LAAP distributors increased, due to the combined effects of increased Spring 2013 advance orders and a timing shift into the first quarter of 2013. Net sales in Korea increased, primarily due to favorable changes in currency exchange rates, while net sales in Japan decreased due to unfavorable changes in currency exchange rates which more than offset an increase in net sales in local currency.

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Net sales in the Europe, Middle East, and Africa (EMEA) region increased $2.8 million, or 7 percent, to $40.9 million, including a 1 percentage point benefit from changes in currency exchange rates. Net sales to EMEA distributors increased, due to the combined effects of increased Spring 2013 advance orders and a timing shift into the first quarter of 2013. This increase was partially offset by a net sales decrease in EMEA direct markets, primarily concentrated in the Columbia brand.

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Net sales in Canada declined $1.4 million, or 6 percent, to $23.8 million, including a 1 percentage point benefit from changes in currency exchange rates. The decline was concentrated primarily in the Columbia brand.

Product Categories: Growth in both categories

•	Global Apparel, Accessories & Equipment net sales increased $10.0 million, or 4 percent, with growth in both the Columbia and Mountain Hardwear brands.

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Global Footwear net sales increased $5.2 million, or 11 percent, consisting primarily of an increase in Sorel brand net sales in the U.S., resulting from lingering cold weather during the first quarter of 2013 versus warm weather during the first quarter of 2012. This increase was partially offset by small declines in the Columbia and Montrail brands.

Brands: Growth from three of four brands

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Columbia brand net sales increased $8.0 million, or 3 percent, to $301.1 million, primarily attributable to a timing shift in shipments of LAAP and EMEA distributors’ Spring 2013 advance orders, partially offset by modest declines in the company’s Canada and EMEA-direct markets. An increase in net sales of Columbia apparel, accessories & equipment was partially offset by a decrease in net sales of Columbia footwear.

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In what is historically a low volume quarter for the Sorel brand, net sales increased $6.0 million, or 94 percent, to $12.4 million, resulting primarily from increased sales in the U.S., aided by colder winter weather in the first quarter of 2013 compared to an unseasonably warm 2011/12 winter.

•	Mountain Hardwear brand net sales increased $1.4 million, or 5 percent, to $32.1 million, with increases in the U.S., EMEA region and Canada, partially offset by lower net sales in the LAAP region.

Gross Margin: 40 basis point contraction due to higher closeout sales volume

First quarter 2013 gross margins were 44.0 percent, a decrease of approximately 40 basis points, predominantly driven by:

•	a higher volume of promotional and close-out product sales,

•	a higher mix of lower gross margin international distributor sales, and

•	deferral of gross profit related to sales of Spring 2013 product to our current independent distributor in China, (See “Transition to China Joint Venture” section below)

partially offset by:

•	favorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense: Cost containment measures limit SG&A growth

First quarter 2013 SG&A expense decreased $1.7 million, or 1 percent, to $142.9 million, including restructuring charges of $2.4 million in this year’s first quarter and $4.0 million in the first quarter of 2012. Excluding restructuring charges from both periods, SG&A was essentially flat.

SG&A represented 41.0 percent of net sales, compared to 43.4 percent in last year’s first quarter. Key variances within the SG&A comparison were:

•	lower restructuring charges,

•	favorable foreign currency translation effect,

•	lower depreciation expense resulting from assets which are now fully depreciated, and

•	lower sales commissions expense,

partially offset by:

•	higher provisions for bad debts,

•	expanded direct-to-consumer operations globally, and

•	pre-operating costs related to the formation of a new China joint venture with our current independent distributor. (See “Transition to China Joint Venture” section below.)

Operating Income:

First quarter operating income increased 138 percent to $12.7 million, or 3.7 percent of net sales, including approximately $0.3 million of pre-operating costs and deferral of approximately $0.9 million of operating profit related to the planned transition to a joint venture in China effective January 1, 2014, as well as restructuring charges of approximately $2.4 million primarily related to employee termination costs in our European operation.

Income Tax Expense

The first quarter effective tax rate equated to 17.4 percent, compared to a 30.4 percent rate in the first quarter of 2012. The lower income tax rate was primarily due to the benefit from the U.S. legislative reinstatement of the research and development tax credit in 2013. Refer to the 2013 Outlook section below for our anticipated full year tax rate.

Net Income:

Net income totaled $10.1 million, or $0.29 per diluted share, including restructuring charges of $2.0 million, or $0.06 per diluted share, net of tax, compared with net income of $3.9 million, or $0.11 per diluted share, which included restructuring charges of approximately $2.8 million, or $0.08 per diluted share, net of tax.

Balance Sheet: Strong cash position, inventory down 11 percent on 5 percent fewer units, receivables down 6 percent

The balance sheet remains strong with cash and short-term investments totaling $374.6 million compared to $252.8 million at the same time last year. At March 31, 2013, approximately 34 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories at March 31, 2013 totaled $325.2 million, a decrease of $41.3 million, or 11 percent, on approximately 5 percent fewer units compared to the same time last year. This decrease reflects lower volumes of higher-value Fall season inventory and a reduction in in-transit inventory at

March 31, 2013. We expect inventory levels to remain below last year’s comparable levels over the remaining quarters of 2013. Our December 31, 2013 consolidated inventory is expected to include approximately $25 million of inventory purchased by and transferred to our China joint venture ahead of its planned January 1, 2014 commencement. Actual year-end inventory levels will ultimately depend on winter weather and corresponding sell-through, timing of inventory receipts, and the overall stability of macro-economic conditions.

Year-to-Date 2013 Cash Flow

Net cash provided by operations in the first quarter of 2013 was $65.8 million, compared to $22.2 million in the first quarter of 2012. The increase reflected lower inventory levels and increased net income during the period.

Capital expenditures totaled $18.6 million, compared to $14.2 million in the first quarter of 2012.

The company paid quarterly cash dividends of $7.5 million during the first quarter of 2013 and made no repurchases of common stock. Approximately $58.6 million remains available under the current repurchase authorization.

Transition to China Joint Venture

As we have discussed, our previously announced joint venture in mainland China with Swire Resources, Inc. is expected to commence operations effective January 1, 2014, subject to regulatory approval in the People’s Republic of China and other conditions customary in transactions of this size and type. During 2013, our financial results will be affected as we transition from our current third-party distributor relationship with Swire as follows:

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We expect to incur organizational and other pre-operating SG&A expenses totaling approximately $3.7 million during 2013, including approximately $0.3 million that was incurred during the first quarter of 2013 and included in SG&A. Additional pre-operating costs will be accounted for similarly as they are incurred during the remainder of 2013. These costs include personnel, professional fees and selling-related expenses.

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On or about December 31, 2013, Swire’s remaining inventory of Fall 2013 and prior seasons will be transferred to the joint venture. We will defer the profits related to this inventory and recognize those profits as the inventory is sold by the joint venture in future periods to wholesale customers and consumers. In the first quarter of 2013, we deferred approximately $0.9 million of gross margin and licensing income related to Spring 2013 and prior inventory that we estimate will be transferred to the joint venture at December 31, 2013. In the second and third quarters of 2013, we will defer profit from shipments of Fall 2013 inventory that occur during those periods and that we estimate will be transferred to the joint venture at December 31, 2013.

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Similarly, our shipments of Spring 2014 inventory for the China market, anticipated to begin in the fourth quarter of 2013, will be sold directly to the joint venture entity. The related sales, gross margin, and licensing income, which we would have recognized in the fourth quarter of 2013 under the distributor model, will be deferred as part of our financial consolidation and recognized in future periods as the joint venture sells that inventory to wholesale customers and consumers.

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The combination of these profit deferrals is currently estimated to total approximately $7.0 million in 2013 (including approximately $4.0 million in licensing income), the majority of which is expected to be recognized by the joint venture and incorporated in our consolidated financial results in 2014 as the inventory is sold to customers and consumers. Please note that the actual amount of these profit deferrals into future periods will depend on the volume of Spring 2014 inventory purchased by the joint venture in the fourth quarter of 2013 and the actual remaining balance of prior season inventory transferred to the joint venture at December 31, 2013.

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Initial capital totaling $20 million will be contributed by the joint venture shareholders in the second quarter of 2013 in proportion to their respective ownership interests. Additional capital will be provided in the second half of 2013 in the form of proportionate shareholder loans totaling up to $40 million. Columbia’s capital contributions will be funded with cash that is domiciled outside the U.S. These capital contributions represent the initial working capital necessary to fund the joint venture’s operations and will be included in our consolidated financial statements in the periods during which they occur.

2013 Outlook

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. Following two consecutive mild North American winters, U.S. wholesale customers were cautious in placing advance orders for Fall 2013 cold-weather products. As evidenced by each of the last two years, our projected full year sales may be materially impacted by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our direct-to-consumer channels, particularly during the fourth quarter.

The company intends to continue managing discretionary costs diligently with the goal of limiting the growth of SG&A expense as a percentage of net sales, while we remain focused on driving growth by providing innovative products at accessible prices, transforming our supply chain, managing inventory and expense, and nurturing stronger emotional connections with consumers through compelling marketing communications.

Our preliminary fiscal year 2013 outlook assumes:

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a slight decline in 2013 net sales compared to 2012 net sales, including a decline in North America wholesale net sales resulting from cautious Fall 2013 advance orders from customers following mild winter weather in 2012 and declines in Europe primarily due to continued product assortment and macro-economic challenges that have hampered our ongoing efforts to revitalize our brands in key European markets. We also expect net sales to decline in the LAAP region following two years of rapid growth, driven by a decline in Japan resulting primarily from a significantly weaker yen, the effects of transitioning to a joint venture in China, and the transition to a new distributor in Australia. These declines are expected to be largely offset by expansion of the company’s direct-to-consumer business;

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gross margins approximately flat with 2012, reflecting less promotional activity and a higher proportion of direct-to-consumer sales, offset by the effect of deferring approximately $3.0 million of gross profit into 2014 as a result of the transition to a joint venture in China, and unfavorable foreign currency hedge rates;

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SG&A expenses approximately 3 percent higher than 2012, including approximately $3.7 million in pre-operating expenses related to the China joint venture and pre-tax restructuring charges of approximately $4.1 million, primarily related to employee termination and lease exit costs in our European operation, coupled with the effect of 2013 compensation and benefit increases, expansion of our direct-to-consumer platform, and the continued investment in information technology and ERP implementation, resulting in SG&A expense deleverage of approximately 135 basis points;

•	licensing income comparable to 2012, including the effect of deferring approximately $4.0 million of licensing income into 2014 in conjunction with the transition to the China joint venture.

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the year-over-year differences in currency exchange rates, particularly the Japanese yen, are anticipated to negatively impact net sales and operating income by approximately 1.5% and 4.0%, respectively;

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a full year tax rate of approximately 26 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year;

•	2013 capital expenditures of approximately $65 million, comprising information technology, project-based and maintenance capital, and direct-to-consumer expansion.

The combination of the above assumptions leads us to anticipate 2013 operating margin of approximately 6.6 percent. Full year 2013 operating margins are expected to be approximately 7.5 percent, excluding anticipated restructuring charges of approximately $4.1 million, and the effects of pre-operating costs of approximately $3.7 million and income deferral of approximately $7.0 million related to transitioning to the China joint venture. We continue to evaluate all areas of our business in order to streamline and improve operating results.

Second Quarter 2013 Outlook

We expect a 4 to 6 percent decrease in second quarter 2013 net sales compared with second quarter 2012, driven by later shipments of international distributors’ Fall 2013 orders as well as lower wholesale sales in the U.S., Europe and Canada, partially offset by increased direct-to-consumer sales in North America and the LAAP region.

We expect second quarter 2013 operating margin to contract by approximately 370 to 540 basis points compared to second quarter 2012, including approximately $1.7 million in restructuring costs, $1.2 million in China joint venture pre-operating costs, and $0.4 million in deferred gross profit and licensing income related to transitioning to the China joint venture.

The second quarter operating margin outlook anticipates approximately 430 to 560 basis points of SG&A expense deleverage and lower licensing income, partially offset by gross margin expansion of approximately 90 to 140 basis points.

The anticipated SG&A expense deleverage primarily reflects lower sales and an approximate 5 percent increase in SG&A expense, including growth in our global retail platform, restructuring charges, the effect of 2013 compensation and benefit increases, and China joint venture pre-operating costs.

The expected expansion in second quarter gross margin anticipates a higher proportion of direct-to-consumer sales, which carry higher gross margins, and a lower proportion of distributor shipments, which carry lower gross margins. The anticipated decrease in second quarter licensing income reflects an expected timing shift of delivery of Fall 2013 advance orders to our independent distributor in China.

The company is modeling an effective income tax rate for the second quarter of 29 percent.

The second quarter is the company’s lowest volume quarter, which amplifies the effect on operating income of changes in the timing of shipments and the incremental fixed costs of the company’s operations. All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly.

Dividends

At its regular board meeting on April 19, 2013, the board of directors authorized a quarterly dividend of $0.22 per share, payable on May 30, 2013 to shareholders of record on May 16, 2013.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, licensing income, tax rates, currency hedge rates, product innovations, employee termination and lease exit costs, restructuring costs, anticipated joint venture income, operations and expenses, and promotional or close-out sales levels in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in significant disruptions to our business; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.